                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                EEX Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                EEX CORPORATION
                              2500 CITYWEST BLVD.
                             HOUSTON, TEXAS 77042

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of the Shareholders of EEX Corporation (the "Company") will be held at the Company's executive offices at 2500 CityWest Blvd., Houston, Texas, on Tuesday, May 12, 1998, at 10:00 a.m., for the following purposes:

  1. To elect five directors for terms expiring at the Annual Meetings held in 1999 (one director), 2000 (two directors), and 2001 (two directors);

  2. To approve the Board of Directors' appointment of Ernst & Young LLP as independent auditors of the Company; and

  3. To consider and act upon such other business as may be properly presented to the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business March 13, 1998, as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at such meeting. A list of such shareholders will be available at the time and place of the meeting and during the ten days prior to the meeting at the office of the Corporate Secretary of the Company at the address above.

  Shareholders are cordially invited to attend the Annual Meeting. REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO READ THE ATTACHED PROXY STATEMENT AND SIGN, DATE AND MAIL THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. It is important that your shares are represented at the meeting, and your promptness will assist us in making necessary preparations for the meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each card should be completed and returned to assure that all your shares are voted.

  A form of Proxy, a Proxy Statement, and the Company's 1997 Annual Report to Shareholders accompany this Notice of Annual Meeting.

                                       By Order of the Board of Directors,

                                       Janice K. Hartrick
                                       Senior Vice President, General Counsel
                                       and Corporate Secretary

Houston, Texas
March 31, 1998

                                EEX CORPORATION
                              2500 CITYWEST BLVD.
                             HOUSTON, TEXAS 77042

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 12, 1998

  This Proxy Statement is being mailed on or about March 31, 1998, to shareholders of EEX Corporation (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 12, 1998, at 10:00 a.m., at the Company's offices at 2500 CityWest Blvd., Houston, Texas.

  The purpose of the Annual Meeting is to consider and vote upon (i) the election of five directors to serve for staggered terms expiring at the Annual Meetings held in 1999 (one director), 2000 (two directors), and 2001 (two directors), (ii) the approval of the appointment of Ernst & Young LLP as independent auditors of the Company, and (iii) such other matters as may be properly presented to the meeting or any adjournment thereof.

  The enclosed proxy may be revoked at any time before it is exercised by filing with the Corporate Secretary an instrument revoking it, by submitting a subsequently dated proxy, or by appearing at the annual meeting and voting in person. Unless revoked, a properly signed and dated proxy that is returned will be voted in accordance with the directions thereon. If no instructions are specified, the shares will be voted for the election of the nominees for director and for the approval of the appointment of Ernst & Young LLP as independent auditors. If other matters are properly presented before the Annual meeting, the persons voting the proxies will vote them in accordance with their best judgment.

  Holders of record of the Company's common stock (the "Common Stock") at the close of business on the record date, March 13, 1998, are entitled to vote at the meeting. On March 13, 1998, the Company had outstanding 127,067,427 shares of Common Stock. Each share of Common Stock is entitled to one vote at the Annual Meeting.

  The holders of a majority of the shares issued and outstanding and who are entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes cast at this meeting is required for the election of directors and the approval of the appointment of the independent auditors. The inspectors of election appointed by the Company to tabulate the votes will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but not for the purposes of determining the outcome of any matter submitted to the shareholders for a vote. The inspectors of election will treat broker non-votes on any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote as shares not entitled to vote with respect to that matter; however, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on other matters.

                INFORMATION ABOUT RECENT CHANGES IN THE COMPANY

  On August 5, 1997, the Company merged with Enserch Exploration, Inc., a Texas Corporation ("Old EEI"), and was the surviving company (the "Merger"). Old EEI was a public company prior to the Merger. ENSERCH Corporation ("ENSERCH") owned approximately 83% of Old EEI, with the remainder owned by the public. In the Merger, the directors and officers of Old EEI became directors and officers of the Company, and the Company changed its name to Enserch Exploration, Inc. ("EEI"). Immediately following the Merger, ENSERCH distributed to its shareholders all of its Common Stock in the Company. On December 19, 1997, the Company changed its name to "EEX Corporation". Information presented in this Proxy Statement reflects the activities of Old EEI prior to the Merger and the Company after the Merger as a continuing business, unless otherwise noted.

  Enclosed with this Proxy Statement is a copy of the Company's 1997 Annual Report to Shareholders which is not to be regarded as proxy soliciting material or as a communication by means of which solicitation is made.

                             ELECTION OF DIRECTORS

INFORMATION REGARDING NOMINEES

  Five directors are to be elected at the Annual Meeting. The Company's Bylaws, as amended by the Board of Directors on February 24, 1998, provide for a classified Board in which the directors are divided into three classes. Such classified Board will become effective immediately after the Annual Meeting and thereafter, as follows: Class I directors will hold office initially for a term expiring at the 1999 Annual Meeting; Class II directors will hold office initially for a term expiring at the 2000 Annual Meeting; and, Class III directors will hold office for a term expiring at the 2001 Annual Meeting. At each Annual Meeting following the initial classification, the successors to the class of directors whose terms expire at that meeting will be elected for a term of office to expire at the third succeeding Annual Meeting after their election, and until their successors have been duly elected and qualified. The initial classification of the directors who have been nominated by the Board of Directors upon recommendation of the Nominating and Governance Committee is indicated below.

          CLASS I                     CLASS II                          CLASS III
      (TERM EXPIRING             (TERM EXPIRING IN                  (TERM EXPIRING IN
           1999)                       2000)                              2001)
      --------------           ----------------------               -----------------
     Frederick S. Addy         B. A. Bridgewater, Jr.               Thomas M Hamilton
                                Michael P. Mallardi                   F. M. Lowther

Certain information with respect to the nominees for election as directors is set forth below:

THOMAS M HAMILTON

  Mr. Hamilton, age 54, became a director and was elected Chairman, President and Chief Executive Officer of the Company in January 1997. Previously Mr. Hamilton served Pennzoil Company for five years where he was Executive Vice President, and President of Pennzoil Exploration & Production Company, an international oil and gas exploration and production company with interests in refining, marketing and franchising.

FREDERICK S. ADDY

  Mr. Addy, age 66, retired as Executive Vice President, Chief Financial Officer, and Director of Amoco Corporation, an international integrated oil and gas company, in 1994. Mr. Addy has been a Director of the Company since January 1995. He also served the Company as interim Chairman and Chief Executive Officer from September 1996 to January 1997 and as President from October 1996 to January 1997. He is a Director of Baker, Fentress & Company and The J. P. Morgan Funds.

B. A. BRIDGEWATER, JR.

  Mr. Bridgewater, age 64, is Chairman, President and Chief Executive Officer, and Director of Brown Group, Inc., a wholesaler and retailer of footwear. He has served in this position for the past five years. Mr. Bridgewater has been a Director of the Company since January 1995. He is also a Director of NationsBank Corporation and FMC Corporation.

MICHAEL P. MALLARDI

  Mr. Mallardi, age 64, retired in 1996 as the Senior Vice President of Capital Cities/ABC, Inc., and President of Capital Cities/ABC Broadcast Group, a part of the Walt Disney Company. Mr. Mallardi has been a Director of the Company since October 1996. He is also the trustee of a number of mutual funds operated by J.P. Morgan and Chairman of the Tri-State Health System, Inc. Area Board of the Franciscan Health System.

FREDERICK M. LOWTHER

  Mr. Lowther, age 54, has been a partner in the law firm of Dickstein, Shapiro, Morin & Oshinsky, LLP, Washington, D.C. since 1973. He has been a member of such firm's Executive Committee and chairman of its Compensation Committee since 1989. He has been a Director of the Company since August 1997. He is also a Director of Yankee Energy System, Inc. and Poseidon Resources Corporation, and is a member of the Advisory Board of Shell Technology Ventures, Inc.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

EXECUTIVE OFFICERS

             NAME               AGE                     TITLE
             ----               ---                     -----
T. M Hamilton..................  54 Chairman, President and Chief Executive
                                     Officer
D. R. Henderson................  46 Executive Vice President and Chief Operating
                                     Officer
R. S. Langdon..................  47 Executive Vice President, Finance and
                                     Administration, and Chief Financial Officer
J. K. Hartrick.................  45 Senior Vice President, General Counsel and
                                     Corporate Secretary

  Mr. Hamilton was elected Chairman, President, and Chief Executive Officer in January 1997. Previously, Mr. Hamilton served Pennzoil Company for five years where he was Executive Vice President and President of Pennzoil Exploration & Production Company.

  Mr. Henderson was elected Executive Vice President and Chief Operating Officer in March 1997. He was Executive Vice President, Worldwide Exploration, of the Company from January 1997 to March 1997. Previously he held the position of Senior Vice President of Worldwide Exploration at Pennzoil Exploration & Production Company. Previously he held various positions with Pennzoil Company and its subsidiaries, including Senior Vice President--Exploration, Senior Vice President-- International, and Senior Vice President--Worldwide Exploration.

  Mr. Langdon was elected Executive Vice President, Finance and Administration and Chief Financial Officer in March 1997. Previously, he was an oil and gas consultant from August 1996 to March 1997. Prior to that, he held various positions with the Pennzoil Companies since 1991, including: Executive Vice President--International Marketing--Pennzoil Products Company, from June 1996 to August 1996; Senior Vice President--Business Development & Shared Services--Pennzoil Company from January 1996 to June 1996; and Senior Vice President--Commercial & Control--Pennzoil Exploration & Production Company from December 1991 to December 1995.

  Ms. Hartrick was elected Senior Vice President, General Counsel and Corporate Secretary in October 1997. Before joining EEX, she held various positions with Seagull Energy Corporation for more than ten years, including the office of Chief Counsel, Vice President--Environmental Affairs for more than five years.

  All officers of the Company are elected annually by the Board of Directors. Officers may be removed by the Board of Directors whenever, in its judgement, the best interest of the Company will be served thereby.

 Stock Ownership of Management and Certain Beneficial Owners of the Company

  The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock as of March 13, 1998, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each nominee for director, (iii) each officer identified under "Executive Compensation" and (iv) all directors and executive officers as a group.

                                                                        NUMBER OF
                                                  NUMBER OF              PHANTOM
                                                    SHARES      PERCENT   STOCK
                                                 BENEFICIALLY     OF      UNITS
                                                   OWNED(1)      CLASS  OWNED(2)
                                                 ------------   ------- ---------
Wellington Management Company, LLP.............   9,160,297(3)    7.7        --
T. M Hamilton..................................     140,975         *        --
F. S. Addy.....................................      17,895         *     4,157
B. A. Bridgewater, Jr..........................      16,000         *     4,157
F. M. Lowther..................................       2,000         *     2,623
M. P. Mallardi.................................      10,000         *     4,157
D. R. Henderson................................      85,589         *        --
R. L. Langdon..................................      25,000         *        --
B. K. Irani....................................       1,057         *        --
M. A. McAdams..................................      47,215(4)      *        --
All Directors and Executive Officers as a Group
 (10 persons)..................................     370,742(4)      *    15,094

---------
 * Less than 1%
(1) The number of shares owned includes shares held in the Company's Employee Stock Purchase and Savings Plan and restricted shares awarded under the Revised and Amended 1996 Stock Incentive Plan ("1996 Plan"), where applicable.
(2) Phantom Stock Units are awarded under the Company's Phantom Stock Plan to non-employee Directors. The Plan is described in "Compensation of Directors".
(3) Based on information set forth in a Schedule 13G, dated January 13, 1998, these shares were reported, as of December 31, 1998, by Wellington Management Company, LLP, 75 State Street, Boston, MA 02109 as being owned primarily by The Vanguard/Windsor Funds, Inc. of the Vanguard Group of Investment Companies for whom Wellington Management serves as investment adviser. Wellington Management reported beneficial ownership of 883,500 with shared voting power and 9,160,297 with shared dispositive power. The shares beneficially owned by the Vanguard/Windsor Funds, Inc. include 8,176,797 shares with sole voting power and shared dispositive power.
(4) Includes shares of Common Stock of the Company subject to stock options exercisable within 60 days after March 13, 1998, of the held by M.A. McAdams for 40,000 shares; and all directors and executive officers as a group for 40,000 shares.

BOARD COMMITTEES

  The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Governance and Nominating Committee.

  The Audit Committee meets periodically with the independent and internal auditors; reviews annual financial statements and the independent auditors' work and report thereon; reviews the independent auditors' report on internal controls and related matters; selects and recommends to the Board of Directors the appointment of the independent auditors; reviews the letter of engagement and statement of fees which pertain to the scope of the annual audit and certain special audit and non-audit work which may be required or suggested by the independent auditors; receives and reviews information pertaining to internal audits; directs and supervises special investigations; and performs any other functions deemed appropriate by the Board of Directors. Members of the Audit Committee are Messrs. Addy (Chairman), Bridgewater, Lowther and Mallardi. The Audit Committee met five times during 1997.

  The Compensation Committee establishes, approves, or recommends, to the Board of Directors, in those instances where its approval is required, the annual performance goals for and the compensation and major items related to the compensation of the Chief Executive Officer, officers and other key employees. The Committee also ensures that the Company implements plans for Chief Executive Officer succession and executive succession and administers the Company's 1996 Plan. Members of the Compensation Committee are Messrs. Mallardi (Chairman), Addy, Lowther and Bridgewater. The Compensation Committee met three times in 1997.

  The Governance and Nominating Committee of the Board of Directors considers and makes recommendations to the Board concerning the appropriate size and needs of the Board, including the annual nomination of directors and names of candidates to fill vacant Board positions. The Committee reviews and makes recommendations concerning other policies related to the Board and directors, including compensation, committee composition, structure and size, and retirement and resignation policies. The Committee is responsible for the periodic review of the Company's Corporate Governance Principles and other corporate governance issues and trends. Members of the Governance and Nominating Committee are Messrs. Bridgewater (Chairman), Addy, Lowther and Mallardi. The Governance and Nominating Committee met three times in 1997. The Governance and Nominating Committee will consider nominations made by shareholders. Such nominations should be directed to the Corporate Secretary.

  During 1997, the Board of Directors met twelve times. No director attended fewer than 75 percent of the aggregate of the total number of Board meetings and the meetings of a committee on which he served.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table provides information as to annual, long-term compensation and other compensation paid by the Company and its subsidiaries for services rendered during the periods shown for each individual serving as the chief executive officer, each of the other most highly compensated executive officers in 1997 who were serving at the end of the year whose salary and bonus exceeded $100,000 and one additional person who was an executive officer during, but not at the end of, 1997 (the "named executive officers").

                          SUMMARY COMPENSATION TABLE



                                                                LONG-TERM COMPENSATION(1)
                                                                ----------------------------------------------
                                 ANNUAL COMPENSATION(1)                AWARDS                 PAYOUTS
                             -------------------------------    --------------------- ------------------------
                                                       OTHER    RESTRICTED SECURITIES
                                                       ANNUAL     STOCK    UNDERLYING  LONG-TERM   ALL OTHER
   NAME AND PRINCIPAL                                 COMPEN-     AWARDS    OPTIONS/   INCENTIVE  COMPENSATION
        POSITION         YEAR SALARY ($)   BONUS ($) SATION ($)   ($)(2)    SARS (#)  PAYOUTS ($)    ($)(3)
   ------------------    ---- ----------   --------- ---------- ---------- ---------- ----------- ------------
T. M Hamilton........... 1997  484,848      300,000        --         (4)  1,000,000       --            901
 Chairman, President and 1996       --           --        --         --          --       --             --
 Chief Executive Officer 1995       --           --        --         --          --       --             --
D. R. Henderson......... 1997  242,424      150,000        --         (4)    440,000       --          2,000
 Executive Vice          1996       --           --        --         --          --       --             --
  President              1995       --           --        --         --          --       --             --
 and Chief Operating
 Officer
R. S. Langdon........... 1997  188,461(5)   150,000        --         (4)    400,000       --             --
 Executive Vice          1996       --           --        --         --          --       --             --
  President              1995       --           --        --         --          --       --             --
 Finance and
 Administration and
  Chief
 Financial Officer
B. K. Irani(6).......... 1997  178,750           --        --         (4)    100,000       --      1,571,394
 Executive Vice          1996  210,000      100,000        --         --     105,000       --          4,950
  President              1995  191,042       81,755        --         --      10,000       --          3,125
 Chief Technology
  Officer
M. A. McAdams(6)........ 1997  129,015           --        --         (4)     21,000       --        562,381
 Senior Vice President   1996  211,042       60,000        --         --      70,000       --          3,110
 Human Resources and     1995  113,750       57,642        --         --          --       --          1,125
 Administration
F. S. Addy (7).......... 1997       --           --    58,375        932       2,065       --             --
 Chairman and President, 1996       --           --    25,275     92,500       2,092       --             --
 Chief Executive Officer 1995       --           --        --         --          --       --             --

--------
(1) The information presented for 1995 and 1996 reflects compensation paid by Old EEI. Information presented for 1997 reflects compensation paid by Old EEI through August 5, 1997 and by the Company from August 6, 1997 to December 31, 1997.
(2) As of December 31, 1997, Mr. Addy held 10,932 shares of restricted stock, having an aggregate value on that date of $99,071, which were issued pursuant to an agreement relating to his service as interim Chairman and President, Chief Executive Officer of old EEI. At December 31, 1997, the number and value of the aggregate restricted stock holdings under the 1996 Plan for named executives with performance based stock were as follows: T. M Hamilton 100,000 shares, $906,250; D. R. Henderson 85,000 shares, $770,312; and R. S. Langdon 25,000 shares, $226,562. Dividends are payable on restricted shares at the same rate as would be paid to all shareholders.

(3) Includes matching contributions to the Company's Employee Stock Purchase and Savings Plan as follows: T. M Hamilton $901; D. R. Henderson $2,000;
    R. S. Langdon $0; B. K. Irani $1,000; and M. A. McAdams $2,210. Also includes amounts paid at severance of employment: to Mr. Irani under Bonus Employment Agreement ($210,000) and Change in Control Agreement ($1,360,394, including $113,359 for the value of certain unexercised stock options); and to Mr. McAdams under Change in Control Agreement ($560,171).
(4) Performance-based restricted stock awards to named executive officers under the 1996 Plan are subject to performance based criteria. Performance-based restricted stock awards in 1997 to the named executive officers are reported under the "Long-Term Incentive Plan Awards" table, and reference is made to such table for information on the number of restricted shares awarded in 1996.
(5) Excludes $103,219 paid as fees and expenses in 1997 for consulting services to the Company which were rendered prior to Mr. Langdon's employment by the Company.
(6) Messrs. Irani and McAdams resigned on September 30, 1997 and December 31, 1997, respectively.
(7) Compensation in 1997 includes 932 shares issued under an agreement for his services as interim Chairman and President and $58,375 in directors' fees and 2,065 phantom stock units awarded under the Phantom Stock Plan for Non-employee Directors, for services rendered by Mr. Addy as a Director subsequent to his resignation as the interim Chairman and Chief Executive Officer on January 13, 1997.

OPTION GRANTS TABLE

  The table below shows, for each of the named executive officers, certain information with respect to options granted in 1997 under the 1996 plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   PERCENTAGE OF
                      NUMBER OF        TOTAL
                     SECURITIES    OPTIONS/SAR'S EXERCISE               GRANT
                     UNDERLYING     GRANTED TO   PRICE PER              DATE
                    OPTIONS/SAR'S  EMPLOYEES IN    SHARE   EXPIRATION  PRESENT
       NAME          GRANTED (#)    FISCAL YEAR  ($/SH)(1)    DATE    VALUE(2)
       ----         -------------  ------------- --------- ---------- ---------
T. M Hamilton......   1,000,000(3)     27.8%      $11.875   01/13/07  4,500,000
D. R. Henderson....     350,000(3)      9.7%       11.875   01/13/07  1,575,000
                         40,000(3)      1.1%         9.00   03/31/07    138,400
                         50,000(4)      1.4%         9.00   12/09/07    241,500
R. S. Langdon......     350,000(3)      9.7%         9.00   03/31/07  1,211,000
                         50,000(4)      1.4%         9.00   12/09/07    241,500
B. K. Irani........     100,000(5)      2.8%        9.875   02/11/07    420,000
M. A. McAdams......      21,000(6)      0.6%        9.875   02/11/07     88,200
F. S. Addy.........       2,092(7)       --            --         --         --

---------
(1) Fair market value on the date of grant.
(2) Represents the hypothetical present value of the option determined by using the Black-Scholes Option Valuation Method based upon the terms of the option grant and the Company's stock prices as of the date of the grant. The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised, and there is no assurance that the value ultimately realized will be at or near the value estimated by the Black-Scholes

    Option Valuation Method. The assumptions used to arrive at the values shown are as follows: Risk Free Interest Rate of 6.31% (1/13/97 awards); 6.15% (2/11/97 awards); 6.70% (3/31/97 awards); and 5.88% (12/9/97 awards), based on the ten-year Treasury strip rate on the date of the grant, Stock Price Volatility of 37% based on the historical return volatility using weekly stock prices over the prior three years, no dividend yield.
(3) Options are exercisable three years after date of grant.
(4) Options are exercisable seven years after date of grant, provided that vesting of 25% of options will accelerate each year the Company's total shareholder return places in the top 25% of a peer group.
(5) Following severance, these options expired on December 30, 1997.
(6) Following severance, these options will expire on March 31, 1998.
(7) Reflects Phantom Stock Units granted under the Phantom Stock Plan for non-employee Directors. For a discussion of the Phantom Stock Plan, see "Compensation of Directors".

AGGREGATED OPTION EXERCISE TABLE

  The table below shows, for each of the named executive officers, the information specified with respect to exercised, exercisable and unexercisable options under all existing stock option plans.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES
                          SHARES            UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                         ACQUIRED                 OPTIONS AT          IN-THE-MONEY OPTIONS AT
                            ON     VALUE     DECEMBER 31, 1997 (#)     DECEMBER 31, 1997 ($)
                         EXERCISE REALIZED ------------------------- -------------------------
                           (#)      ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         -------- -------- ----------- ------------- ----------- -------------
T. M Hamilton...........    --       --          --      1,000,000        --            --
D. R. Henderson.........    --       --          --        440,000        --         5,625
R. S. Langdon...........    --       --          --        400,000        --        25,000
B. K. Irani(1)..........    --       --          --             --        --            --
M. A. McAdams...........    --       --      26,250             --        --            --
F. S. Addy..............    --       --          --             --        --            --

--------
(1) Mr. Irani exercised options to acquire ENSERCH Corporation common stock and realized a value of $117,325.

LONG-TERM INCENTIVE PLAN ("LTIP") AWARDS TABLE

  The table below shows for each of the named executive officers, certain information with respect to awards of performance-based restricted stock made pursuant to the 1996 Plan.

             LONG-TERM INCENTIVE PLANS--AWARD IN LAST FISCAL YEAR

                                                   PERFORMANCE  ESTIMATED FUTURE
                                                     PERIOD      PAYOUTS UNDER
                                           NUMBER     UNTIL     NON-STOCK PRICE
                                             OF    MATURATION     BASED PLANS
                   NAME                    SHARES   OR PAYOUT      TARGET (#)
                   ----                    ------- -----------  ----------------
T. M Hamilton............................. 100,000   3 Years(1)     100,000(2)
D. R. Henderson...........................  25,000   3 Years(1)      25,000(2)
                                            25,000   3 Years(1)      25,000(2)
                                            50,000   3 Years(1)      50,000(2)
R. S. Langdon.............................  25,000   3 Years(1)      25,000(2)
B. K. Irani...............................  12,500          (3)          --
M. A. McAdams.............................   5,000          (3)          --
F. S. Addy................................      --        --             --

---------
(1) Performance-based restricted shares have been awarded and will be earned after a Performance Term of three fiscal years ended December 31, 1999. Performance is based upon the Company's Reserve Finding Effectiveness (as defined) compared with the Reserve Finding Effectiveness reported by John
    S. Herold, Inc. (the "Benchmark Amount"). Reserve Finding Effectiveness for purposes of comparison to the Benchmark Amount is the per barrel of oil equivalent value for any calendar year during the performance term as reported by John S. Herold, Inc.
(2) All shares are earned if at the end of the performance term the Company's Reserve Finding Effectiveness during any one calendar year during the Performance Term as reported by John S. Herold, Inc. is more favorable to the Company than the Benchmark Amounts. Shares earned at the end of the three-year performance period are also subject to continued employment during such three-year period.
(3) Shares were relinquished at termination of employment of Mr. Irani on September 30, 1997 and Mr. McAdams on December 31, 1997.

PENSION PLAN TABLE

  Employees of the Company participate in the Retirement Plan of EEX Corporation (the "Plan") and the Retirement Income Restoration Plan of EEX Corporation (the "Restoration Plan"). The table below illustrates the amount of annual benefit payable on a normal retirement basis beginning at normal retirement age to a person in specified average salary and years-of-service classifications under the Plan and the Restoration Plan.

                              PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
REMUNERATION(1)                        15       20       25       30       35
---------------                     -------- -------- -------- -------- --------
200,000............................ $ 49,203 $ 65,604 $ 82,006 $ 98,407 $114,808
275,000............................   68,891   91,854  114,818  137,782  160,745
350,000............................   88,578  118,104  147,631  177,157  206,683
425,000............................  108,266  144,354  180,443  216,532  252,620
500,000............................  127,953  170,604  213,256  255,907  298,558
575,000............................  147,641  196,854  246,068  295,282  344,495
650,000............................  167,328  223,104  278,881  334,657  390,433
725,000............................  187,016  249,354  311,693  374,032  436,370
800,000............................  206,703  275,604  344,506  413,407  482,308

---------
(1) Highest average covered compensation over any consecutive five-year period

  Covered compensation under the Program includes base wages and annual performance-based bonuses. The credited years of service under the Program, as of February 28, 1998 for Messrs. Hamilton, Henderson, Langdon, Irani and McAdams are 1.1, 1.1, 0, 24.2 and 30.4 years, respectively, and the highest average covered compensation during any consecutive five-year period for each of them is $500,000, $250,000, $0, $236,434 and $130,754, respectively. Mr.
Addy waived participation in the retirement plan. The normal retirement benefit is in the form of a benefit guaranteed for ten years and life thereafter and is not subject to any deduction for Social Security or other offset amounts.

COMPENSATION OF DIRECTORS

  Directors are compensated by an annual retainer fee of $25,000 plus $1,250 for each board or committee meeting attended by the director. In addition, a $2,500 per annum fee is paid for services on a Board Committee, with an additional $1,000 per annum paid to the Chairman of a Board Committee. Directors who are also officers of the Company do not receive Compensation for serving as a director.

  Effective August 5, 1997, the Company adopted the Phantom Stock Plan ("Director Plan") for non-employee directors, which had originally been adopted by old EEI in 1996. The purpose of the Director Plan is to align the economic interests of the Company's directors with those of shareholders by linking part of the compensation of directors to increases in the value of the Company's Common Stock and to provide a financial incentive that will help attract and retain directors of outstanding competence. Phantom stock units were awarded to each non-employee director (which by the terms of the Plan also included Mr. Addy during his service as Interim Chairman and President, Chief Executive Officer of the Company) who was serving at the time the Director Plan first became effective. Awards will be made to each non-employee director at the time he or she is first elected to the Board of Directors. Thereafter, awards will be made to each non-employee director elected to the Board at the Company's annual meeting of shareholders. Each award consists of phantom stock units ("Units"), the number of which is determined by dividing $20,000 by the value of the Company's Common Stock on the date of the grant. A Unit account, which is maintained for each director, is adjusted to reflect changes in corporate capitalization, a stock split, a transaction which may involve the merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, a corporate reorganization or any partial or complete liquidation of the Company. Units are fully vested at the earlier of the director's retirement from the Board, his death or a change in control of the Company, as defined in the Director Plan. The aggregate value payable on an account when it is closed is determined by multiplying the value of one share of the Company's Common Stock by the number of Units in the account. The sum paid out is payable in cash or in the Company's Common Stock, at the director's election, and may be deferred for up to ten years with interest to accrue on the account balance at the prime rate as published in The Wall Street Journal. In 1997, awards valued at $20,000 each resulted in the credit of 2,092 Units to each of the following non-employee directors: F. S. Addy, B. A. Bridgewater, Jr., and M. P. Mallardi; and an award of 2,063 units to Mr. F. M. Lowther.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

  Messrs. Hamilton, Henderson and Langdon have entered into employment contracts with the Company providing for the employment of: Mr. Hamilton as Chairman and President, Chief Executive Officer; Mr. Henderson as Executive Vice President, and Chief Operating Officer; and Mr. Langdon as Executive Vice President Finance, Administration and Chief Financial Officer. Each of the contracts is for a term of three years, and is automatically extended after three years for an additional one-year term on a continuing basis. The contracts provided for a minimum annual salary of $500,000 for Mr. Hamilton, $250,000 for Mr. Henderson and $250,000 for Mr. Langdon, plus annual incentive bonuses reasonably expected to equal 60%, 50% and 50%, respectively of the minimum annual salaries of Messrs. Hamilton, Henderson and Langdon. The contracts also contain provisions relating to the grant of stock options and the award of performance restricted stock.

  Messrs. Hamilton, Henderson and Langdon have executed change in control agreements ("Agreements") with the Company that provide certain benefits in the event their employment is terminated subsequent to a change in control of the Company (as defined in the Agreements). The Agreements are for continuous three-year terms until terminated by the Company upon specified notice and continue for three years following a change in control of the Company. The Agreements provide that if the officer is terminated or if the officer elects to terminate employment under certain circumstances, within three years following a change in control of the Company, the officer shall be entitled to a lump-sum severance payment of three times the sum of the officers base salary and target bonus, a prorated bonus in the year of termination, the value over exercise price of certain unexercised stock options, a three-year continuation of employee benefits, the equivalent of two years of service credit under the retirement program, and reimbursement of certain legal fees, expenses, and any excise taxes.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is responsible for oversight and administration of the Company's compensation policies and programs and specific salary, incentive, stock option and long term incentive awards to senior executive officers, including the Chief Executive Officer and the other four officers named in the Summary Compensation Table. The Compensation Committee is composed entirely of outside Directors, and since July 1997 has been advised by Towers Perrin, a nationally-recognized independent consulting firm, on competitive pay levels and practices.

  Compensation Policies and Objectives. The Board Compensation Committee develops and oversees compensation programs it believes are needed to enhance shareholder value. The Committee has been guided by two primary objectives:

  . Offer incentive for business success by putting a significant portion of each executive's total pay at risk, based on company performance.

  . Attract and keep outstanding executives by providing compensation opportunities consistent with or superior to those in the Company's industry for similar positions.

  The Company's compensation programs for executives are composed of the following elements:

  Base Salary Program. The Committee believes it is important to attract and retain high-caliber executives and employees, and that in order to do this, the Company should attempt to pay fully competitive base salaries. The Committee has determined that base salaries, as a matter of policy, should be targeted at the 50th percentile of competitive levels for similarly qualified executives and employees in independent oil and gas companies. Additional pay, if any, should be through bonuses based on annual operating performance or through stock programs, reflecting Total Shareholder Return.

  Salary levels for the executive officers are based upon assessment of each individual's performance, experience and value in attaining corporate financial and strategic objectives. The

Committee compares the Company's annual cash payments (both salary and annual incentive) for named executive officers to recognized annual surveys of practice in its industry. Industry practice is observed both from surveys conducted by independent consulting firms and peer group data provided by Towers Perrin.

  In connection with Mr. Hamilton's employment as Chief Executive Officer, the Committee authorized a base salary of $500,000 per year. This amount was deemed necessary to attract and retain an executive of Mr. Hamilton's caliber. He received no salary increase during 1997.

  Incentive Compensation. It is the practice of the Committee to encourage positive annual operating results by offering annual incentive opportunities that put a significant portion of total pay at risk. The portion of compensation at risk is intentionally greater at higher executive levels in the Company. Because 1997 was a year of transition to new management, a new headquarters location, fully independent ownership, and asset restructuring, no formal pre-established incentive plan was implemented for 1997. Rather, bonuses for 1997 were based on the Committee's overall evaluation of performance of each of the executives named in the Summary Compensation Table, and bonuses paid to lower level managers and professionals were based on the CEO's and other senior executives' evaluation of their overall contributions to the Company which were reviewed with the Committee.

  The Committee reviewed Mr. Hamilton's performance during 1997 and noted the successful restructuring of assets, securing exploration joint venture partners, recruiting of highly-qualified staff, and management of the relocation to Houston, and awarded him a bonus of $300,000 or 60% of salary, which was the target bonus established in connection with his joining the Company.

  During 1997, the Committee worked with its consultant in a series of meetings and with management to develop a formal, goal-based incentive plan, which was approved in December 1997, and will provide the basis for incentive compensation payments in 1998.

  Stock Incentive Plans. The Committee believes that stock-based compensation programs are the single most important compensation vehicle available for encouraging senior executives to maximize Total Shareholder Return, and that stock compensation can be an important part of the pay package for lower-level employees as well. In January 1997, the Committee awarded options on 1,000,000 shares to Mr. Hamilton in connection with his accepting the position of CEO of the Company. Significant option grants were also made to Messrs. Henderson and Langdon in connection with their accepting senior executive positions as well. Normal annual grants of options were made to Messrs. Henderson, Langdon, and other officers and employees during the course of the year. These grants will only reward the holders if the Company's share price appreciates because the exercise price equaled the value of the shares on the date the options were granted.

  In addition, as an inducement to Mr. Hamilton to become Chief Executive Officer of the Company, the Committee awarded him 100,000 restricted shares which vest solely based on the

Company's achieving Total Shareholder Return objectives relative to its peer group, as outlined in the Long Term Incentive Plan "LTIP" Awards Table on page
11. Similar awards were also made to Messrs. Henderson and Langdon in connection with their initial employment to induce them to join the Company.

  In December 1997, based on recommendation of its outside compensation consultant, and in recognition of the highly-competitive employment market for exploration professionals, the Committee authorized a special grant of options and restricted stock to certain key employees. Senior executives (including the Chief Executive Officer and other senior officers) did not receive any special restricted stock grants at this time in view of their having received restricted stock upon their initial employment. Restricted stock grants authorized in December 1997 vest after five years subject to possible acceleration based on the Company's achieving Total Shareholder Return in the top quartile of its peer group. The special grants of stock options do not vest for seven years, subject to partial acceleration if the Company is in the top quartile of its peer group in Total Shareholder Return in future years. Mr. Hamilton's grant was deferred until early 1998. The exercise price equaled the value of the shares on the date the options were granted so executives who received the options will only be rewarded for share appreciation.

  Section 162(m). No formal policy has been adopted by the Company with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Internal Revenue Code. The Committee intends to consider tax deductibility as one relevant factor in making future awards to executives but may decide that other factors outweigh deductibility.

Dated: March 26, 1998                     Compensation Committee
                                               M.P. Mallardi, Chairman
                                               F. S. Addy
                                               B.A. Bridgewater, Jr.
                                               F.M. Lowther

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  Mr. Addy, a member of the Compensation Committee served as interim Chairman and Chief Executive Officer from September 10, 1996 to January 13, 1997, and as President from October 30, 1996 to January 13, 1997.

PERFORMANCE GRAPH

  Set forth below is a line graph comparing the percentage change in the cumulative total shareholders return on the Company's Common Stock against the cumulative total return of the S&P 500 Composite Stock Index and the Dow Jones Oil-Secondary Index since the Company's stock first began trading. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at January 3, 1995, the date the Company's stock first began trading, and that all dividends are reinvested.



                                      LOGO

                             [CHART APPEARS HERE]

                                               1/3/95 12/31/95 12/31/96 12/31/97
                                               ------ -------- -------- --------
EEX Corporation...............................  100     115      116       90
Dow Jones--Oil Secondary Index................  100     115      142      151
S&P 500 Composite Stock Index.................  100     138      169      226

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company and persons who own more than 10% of a registered class of the equity securities of the Company to file reports of beneficial ownership and changes in beneficial ownership with the SEC and the New York Stock Exchange. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1997 its officers, directors and shareholders holding greater than 10% of the Company's Common Stock complied with all applicable filing requirements.

                APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

  On the recommendation of the Audit Committee, the Board of Directors has, subject to ratification by the shareholders, appointed Ernst & Young LLP as independent Certified Public Accountants of the Company for the year 1998. Neither the firm nor any of its members has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be provided the opportunity to make a statement and will be available to respond to appropriate questions.

  In September 1997, the Company dismissed Deloitte & Touche LLP as the Company's independent auditors and engaged Ernst & Young LLP as its independent auditors. The decision to change the Company's independent auditors was recommended by the Company's Audit Committee and approved by its Board of Directors.

  In the prior two fiscal years, the reports of Deloitte & Touche LLP on the Company's Consolidated Financial Statements did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. The Company had no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of Deloitte & Touche LLP would have caused it to make a reference to such disagreement(s) in connection with its reports and there were no "reportable events" (as defined under SEC rules) requiring further disclosure.

  Prior to its engagement of Ernst & Young LLP, neither the Company nor anyone on its behalf consulted Ernst & Young LLP regarding the application of accounting principles to any specific transaction, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, nor has Ernst & Young LLP provided the Company a written report or oral advice regarding such principles or audit opinion.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                            SOLICITATION OF PROXIES

  This solicitation is being made by the Company. The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement, and Proxy, and the cost of further solicitation are to be borne by the Company. Solicitations may further be made by directors, officers, and regular employees of the Company, use of the mails, telephone, facsimile transmission, or personal interview. No additional compensation will be paid for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock. The Company has retained W. F. Doring & Co. at a cost of approximately $3,000 to assist in the solicitation of proxies.

                             SHAREHOLDER PROPOSALS

  In order to be considered for inclusion in the Company's proxy statement relating to its 1999 Annual Meeting, a shareholder proposal must be received by the Company no later than December 1, 1998. Such proposals should be addressed to the Corporate Secretary.

  The Company's Bylaws provide that in addition to any other applicable requirements, in order for a shareholder to properly bring business before an annual meeting or nominate a person for election to the Board, the shareholder must give timely written notice to the Corporate Secretary and provide certain specified information. Details regarding the procedural requirements for presenting a matter before a shareholders meeting are available upon written request to the Corporate Secretary.

                                 OTHER MATTERS

  The Board of Directors does not intend to bring any other business before the meeting and has no reason to believe any will be presented to the meeting. If, however any other business should be properly presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

                           AVAILABILITY OF FORM 10-K

  SHAREHOLDERS MAY OBTAIN WITHOUT CHARGE ANOTHER COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (EXCLUDING CERTAIN OF THE EXHIBITS THERETO) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO THE CORPORATE SECRETARY, EEX CORPORATION, 2500 CITY WEST BLVD., SUITE 1400, HOUSTON, TX 77042.

                                          By order of the Board of Directors

                                          Janice K. Hartick
                                          Senior Vice President, General
                                          Counsel, and
                                          Corporate Secretary

Houston, Texas
March 31, 1998

PROXY                           EEX CORPORATION                            PROXY

            Proxy Solicited on Behalf of the Board of Directors of
                the Corporation for Annual Meeting May 12, 1998

        The undersigned hereby appoints T.M Hamilton and J.K. Hartrick, or either of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of EEX Corporation, to be held at 2500 CityWest Blvd., Houston, Texas, on Tuesday, May 12, 1998, at 10:00 a.m., and at any adjournments of said meeting, all the shares of Common Stock of said Corporation in the name of the undersigned or which the undersigned may be entitled to vote; hereby revoking any proxy or proxies heretofore given by the undersigned.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1 and 2. It is revocable at any time before it is exercised.

          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                                EEX CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. []

[                                                                              ]

1. Election of Directors --
   Class I-Term Expiring 1999--                  For        Withheld   For All
   Nominees: Frederick S. Addy                   All           All     Execpt*
                                                 [ ]           [ ]       [ ]
   Class II-Term Expiring 2000--
   Nominees: B.A. Bridgewater, Jr. and
             Michael P. Mallardi

   Class III-Term Expiring 2001--
   Nominees: Thomas M  Hamilton and
             Frederick M. Lowther


   -----------------------------------------
       *Nominee Exception (print above)

                                                     For     Against     Abstain
2. Approval of Ernst & Young as independent          [ ]       [ ]         [ ]
   auditors.

3. In their discretion, upon such other matters as may properly come before the meeting.


                                    Dated:______________________________, 1998

                                    Signature(s)______________________________

                                    __________________________________________
                                    This proxy must be signed exactly as name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

--------------------------------------------------------------------------------
                          *  FOLD AND DETACH HERE  *

                            YOUR VOTE IS IMPORTANT!

          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.